Neil Weiner
c/o Foxhill Capital Partners, LLC
12 Roszel Road, Suite C101
Princeton, NJ 08540

August 14, 2013

Board of Directors
Cambium Learning Group, Inc.
17855 North Dallas Parkway, Suite 400 Dallas, Texas 75287

Gentlemen:

I hereby submit my resignation as a director of Cambium Learning Group, Inc. (the “Company”), effective immediately, as a result of my fundamental disagreement with the actions (or lack thereof) taken by members of the Board of Directors (the “Board”), that I believe are designed to benefit the Company’s largest stockholder, Veronis Suhler Stevenson (“Veronis”), at the expense of the Company’s minority stockholders.

As you are aware, I was appointed to this Board in 2009 in connection with the merger between the Company and Voyager Learning Company. As one of three specifically designated independent directors on the board of directors of a company with a majority stockholder, I viewed my role as a director with added importance. During my tenure, I invested a significant amount of time and effort establishing a turnaround plan for the Company and was a dedicated Audit Committee Chairman and member of the Compensation Committee. I also advocated for better capital allocation in order to maximize stockholder value. For example, given the Company’s sizable cash balance, a more prudent strategy would have been to de-leverage the Company and retire high interest debt trading at a discount, thereby benefiting all stockholders equally. However, the Board chose to continue to pursue a share buyback program, the primary benefit of which was to increase Veronis’ ownership stake to approximately 68% of the Company. I am concerned that Veronis may take advantage of the Company’s share repurchase program and the Company’s depressed stock price as a way to acquire the Company at a significant discount. I believe the Company’s current market price does not represent the “fair” value of the Company and, I am opposed to an attempt by any party to acquire the Company at less than fair value.

It is my strong belief that the directors of any public company should be receptive to and welcome other points of view on the board. This ensures a system of checks and balances that prevents any individual or group of directors from taking action that is contrary to the best interests of all stockholders. As the second largest minority stockholder of the Company and the only independent director on the Board with a significant ownership interest, I believe I was able to uniquely represent and protect the interests of the Company’s minority stockholders during my tenure. Unfortunately, in light of the actions taken by this Board that I believe are designed to benefit the Company’s majority stockholder while ignoring the Company’s minority stockholders, I believe I am now powerless to continue to serve as a steward for the interests of stockholders in accordance with my fiduciary duties. My decision to tender my resignation is not an easy one. But, I am left with no choice. I cannot in good conscience remain a part of a board of directors that appears to be failing to protect the interests of minority stockholders.

I believe this Board needs truly independent directors with “skin in the game” so that the interests of all stockholders are adequately represented. With my resignation, it is my hope that I have impressed upon stockholders an urgent need to question whose interests this Board is truly looking out for. It is therefore with great reluctance that I must now step down from the Board. Notwithstanding my resignation from the Board, I will remain a significant stockholder of the Company and will continue to advocate for the best interest of all stockholders.

Sincerely,
/s/ Neil Weiner
Neil Weiner

cc: Steve Wolosky, Olshan Frome Wolosky LLP